Exhibit 99.5

SEMTECH CORPORATION

UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

On December 9, 2009, Semtech Corporation (“Semtech”) completed the acquisition of all outstanding equity interests of Sierra Monolithics, Inc. (“Sierra Monolithics”) pursuant to an agreement and plan of merger, dated as of November 18, 2009 and subsequently amended as of December 9, 2009, by and among Semtech, Sierra Monolithics, SMI Merger Corp., a newly formed wholly-owned subsidiary of Semtech (“Merger Sub”), and Shareholder Representative Services, LLC (the “Merger Agreement”). Pursuant to the Merger Agreement, Semtech agreed to the merger of Merger Sub with and into Sierra Monolithics, with Sierra Monolithics surviving the merger and becoming a wholly owned subsidiary of Semtech.

The acquisition consideration consisted of a payment of $180.0 million in cash in exchange for all the outstanding shares of Sierra Monolithics common stock and preferred stock, as well as all vested stock options. In order to satisfy any indemnifiable claims that may arise as a result of, among other things, inaccuracies in or breaches of representations, warranties and covenants pursuant to the terms of the Merger Agreement, approximately $18.0 million of the acquisition consideration has been placed into an escrow fund for twelve months and will be released, subject to pending or unresolved indemnification claims, on the first anniversary of the acquisition.

In addition to the cash consideration, Semtech also assumed the existing unvested stock options of Sierra Monolithics with an estimated fair value of approximately $8.0 million, of which approximately $458,000 was attributed to services performed prior to the acquisition and has been included in the consideration transferred. In connection with the acquisition, Semtech has granted restricted stock units to Sierra Monolithics employees valued at approximately $11.5 million which either vest over a four year period starting on the acquisition date or approximately two years for any performance based restricted stock units.

The acquisition is accounted for under the acquisition method of accounting in accordance with Accounting Standards Codification Topic 805, Business Combinations. As such, the Sierra Monolithics’ assets acquired and liabilities assumed are recorded at their acquisition-date fair values. Acquisition-related transaction costs are not included as a component of consideration transferred, but are accounted for as an expense in the period in which the costs are incurred. Any excess of the acquisition consideration over the fair value of assets acquired and liabilities assumed is allocated to goodwill. The Company expects that all such goodwill will not be deductible for tax purposes. The acquired in-process research and development is recorded at fair value as an indefinite-lived intangible asset at the acquisition date until the completion or abandonment of the associated research and development efforts.

The allocation of the purchase price to the identifiable tangible and intangible assets acquired and liabilities assumed, based on their respective fair values, requires extensive use of accounting estimates and judgments. The Company has engaged an independent-third-party valuation firm to assist in determining the fair values of certain identifiable intangible assets (including in-process acquired research and development), and certain tangible assets. The more significant assumptions included determining the timing and costs required to complete the in-process projects, estimating future cash flows, and developing appropriate discount rates. To the extent that preliminary estimates have been used, such estimates are subject to change during the allocation period as such estimates, analysis and valuations are finalized.

The following unaudited pro forma combined condensed financial statements are based on the separate historical financial statements of Semtech and Sierra Monolithics after giving effect to the acquisition and the assumptions and preliminary pro forma adjustments described in the accompanying notes to the unaudited combined condensed financial statements. As Semtech and Sierra Monolithic have different fiscal year ends, the unaudited pro forma combined condensed balance sheet as of October 25, 2009 combines Semtech’s historical unaudited balance sheet as of October 25, 2009 with Sierra Monolithics’ historical unaudited balance sheet as of September 30, 2009 as if the acquisition had occurred as of October 25, 2009. The unaudited pro forma combined condensed statement of operations for the nine months ended October 25, 2009 and the year ended January 25, 2009 are presented as if the acquisition had occurred on January 28, 2008 and have been adjusted to give effect to pro forma events that are i) directly attributable to the acquisition, ii) factually supportable, and iii) expected to have a continuing impact on the combined results of the companies. The unaudited pro forma combined condensed statement of operations for the nine months ended October 25, 2009 combines the unaudited historical results of Semtech for the nine months ended October 25, 2009 and the unaudited historical results of Sierra Monolithics for the nine months ended September 30, 2009. The unaudited pro forma combined condensed statement of operations for the year ended January 25, 2009 combines the historical results of Semtech for year ended January 25, 2009 and the historical results of Sierra Monolithics for the year ended December 31, 2008.

The unaudited pro forma combined condensed financial statements are provided for informational purposes only. The unaudited pro forma combined condensed financial statements are not necessarily, and should not be assumed to be, an indication of the results that would have been achieved had the acquisition been completed as of the dates indicated or that may be achieved in the future and should not be taken as representative of future consolidated results of operations or financial condition of Semtech. Furthermore, no effect has been given in the unaudited pro forma combined condensed statements of operations for synergistic benefits and potential cost savings, if any, that may be realized through the combination of the two companies or the costs that may be incurred in integrating their operations.

The unaudited pro forma combined condensed financial statements should be read together with the accompanying notes to the unaudited pro forma combined condensed financial statements, the historical consolidated financial statements of Semtech and accompanying notes included in the Semtech Annual Report on Form 10-K for the year ended January 25, 2009 and its Quarterly Report on Form 10-Q for the quarter ended October 25, 2009, and the historical financial statements of Sierra Monolithics and the accompanying notes for the year ended December 31, 2008 and the unaudited condensed financial statements for the nine months ended September 30, 2009, included in Exhibits 99.3 and 99.4 to this Current Report on Form 8-K/A.

Semtech Corporation

Unaudited Pro Forma Combined Condensed Statement of Operations

Year Ended January 25, 2009

(In thousands, except per share amounts)

	Historical year ended
	January 25, 2009 Semtech	December 31, 2008 Sierra Monolithics	Pro Forma Adjustments	Notes		Pro Forma Combined
Net sales	$294,820	$46,691	$—			$341,511
Cost of sales	135,233	20,633	335	(a	)	156,241
			40	(b	)

Gross profit	159,587	26,058	(375)			185,270

Operating costs and expenses:
Selling, general and administrative	76,291	7,585	2,395	(a	)	87,614
			1,343	(b	)
Product development & engineering	41,405	11,432	1,288	(a	)	56,194
			2,069	(b	)
Amortization of acquired intangible assets	—	—	8,410	(d	)	8,410

Total operating costs and expenses	117,696	19,017	15,505			152,218

Operating income	41,891	7,041	(15,880)			33,052
Interests and other income (expense), net	4,287	(13)	(4,320)	(e	)	(46)

Income before taxes	46,178	7,028	(20,200)			33,006
Provision (benefit) for taxes	8,657	(9,295)	5,725	(f	)	5,087

NET INCOME	$37,521	$16,323	$(25,925)			$27,919

Earnings per share:
Basic	$0.61			(h	)	$0.46
Diluted	$0.61			(h	)	$0.45

Weighted average number of shares used in computing earnings per share
Basic	61,249			(h	)	61,249
Diluted	61,999			(h	)	62,125

See accompanying notes to Unaudited Pro Forma Combined Condensed Financial Statements.

Semtech Corporation

Unaudited Pro Forma Combined Condensed Statement of Operations

Nine Months Ended October 25, 2009

(In thousands, except per share amounts)

	Historical nine months ended
	October 25, 2009 Semtech	September 30, 2009 Sierra Monolithics	Pro Forma Adjustments	Notes	Pro Forma Combined
Net sales	$201,541	$37,086	$—		$238,627
Cost of sales	91,286	16,124	93	(a)	107,533
			30	(b)

Gross profit	110,255	20,962	(123)		131,094

Operating costs and expenses:
Selling, general and administrative	53,625	6,033	667	(a)	60,732
			1,007	(b)
			(600)	(c)
Product development & engineering	31,142	10,334	359	(a)	43,387
			1,552	(b)
Amortization of acquired intangible assets	—	—	6,308	(d)	6,308

Total operating costs and expenses	84,767	16,367	9,293		110,427

Operating income	25,488	4,595	(9,416)		20,667
Interests and other income (expense), net	2,708	(123)	(1,137)	(e)	1,448

Income before taxes	28,196	4,472	(10,553)		22,115
Provision (benefit) for taxes	36,719	1,938	(4,107)	(f)	1,750
			(32,800)	(g)

NET (LOSS) INCOME	$(8,523)	$2,534	$26,354		$20,365

(Loss)Earnings per share:
Basic	$(0.14)			(h)	$0.34
Diluted	$(0.14)			(h)	$0.33

Weighted average number of shares used in computing (loss) earnings per share
Basic	60,622			(h)	60,760
Diluted	60,622			(h)	61,491

See accompanying notes to Unaudited Pro Forma Combined Condensed Financial Statements.

Semtech Corporation

Unaudited Pro Forma Combined Condensed Balance Sheet

As of October 25, 2009

(In thousands)

	As of October 25, 2009 Semtech Historical	As of September 30, 2009 Sierra Monolithics Historical	Pro Forma Adjustments	Notes	Pro Forma Combined
Assets
Cash and cash equivalents	$103,053	$5,325	$(103,053)	(i)	$5,325
Temporary investments	167,540	—	(76,947)	(i)	90,593
Receivables, net	25,501	7,836	—		33,337
Inventories	25,428	4,589	3,600	(j)	33,617
Deferred income taxes	—	2,853	8,381	(k)	11,234
Other current assets	8,101	595	—		8,696

Total current assets	329,623	21,198	(168,019)		182,802
Property, plant and equipment, net	34,472	3,982	—		38,454
Investments, maturities in excess of 1 year	45,727	—	—		45,727
Deferred income taxes	9,894	4,997	(14,891)	(q)	—
Goodwill	25,540	—	103,280	(l)	128,820
Acquired intangible assets	—	—	82,300	(m)	82,300
Other intangibles, net	3,483	—	—		3,483
Other assets	9,771	50	—		9,821

TOTAL ASSETS	$458,510	$30,227	$2,670		$491,407

Liabilities and stockholders’ equity
Accounts payable	$19,390	$2,314	$—		$21,704
Accrued liabilities	16,971	3,317	2,500	(n)	26,188
			3,400	(o)
Income taxes payable	2,595	—	—		2,595
Deferred revenue	2,368	28	(28)	(p)	2,368
Accrued taxes	3,247	—	—		3,247
Deferred income taxes	15,778	—	—		15,778
Current portion of credit facility	—	1,167	—		1,167
Other current liabilities	—	3,699	(525)	(p)	3,174

Total current liabilities	60,349	10,525	5,347		76,221
Deferred income taxes	101	—	33,285	(q)	18,495
			(14,891)	(q)
Accrued taxes	1,329	—	—		1,329
Long-term portion of credit facility	—	1,573	—		1,573
Other long-term liabilities	7,428	—	—		7,428
Commitments and contingencies	—	—	—		—
Convertible series A preferred stock	—	22,949	(22,949)	(r)	—
Convertible series B preferred stock	—	17,733	(17,733)	(r)	—
Stockholders’ equity (deficit):
Common Stock	784	1	(1)	(r)	784
Treasury stock, at cost	(280,202)	—	—		(280,202)
Additional paid-in capital	342,682	1,348	(1,348)	(r)	343,140
			458	(s)
Retained earnings (accumulated deficit)	325,223	(23,902)	23,902	(r)	321,823
			(3,400)	(o)
Accumulated other comprehensive income	816	—	—		816

Total stockholders’ equity (deficit)	389,303	(22,553)	19,611		386,361

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$458,510	$30,227	$2,670		$491,407

NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED

FINANCIAL STATEMENTS

Note 1- Basis of Pro Forma Presentation

On December 9, 2009, Semtech acquired all outstanding equity interests of Sierra Monolithics, a supplier of analog and mixed-signal IC solutions for optical communications, wireless and microwave/millimeter wave applications. Under the terms of the acquisition, the Company paid an aggregate of $180.0 million in cash in exchange for all the outstanding shares of Sierra Monolithics common stock and preferred stock, as well as all vested stock options, of which $18.0 million was placed in escrow for twelve months in order to satisfy any indemnifiable claims that may arise as a result of, among other things, inaccuracies in or breaches of representations, warranties and covenants pursuant to the terms of the Merger Agreement. The Company also assumed the existing unvested stock options of Sierra Monolithics in exchange for options to purchase approximately 670,000 shares of the Company’s common stock with an approximate estimated fair value of $8.0 million, of which approximately $458,000 was attributed to services performed prior to the acquisition and has been included in the consideration transferred and the remaining amounts will result in compensation expense of approximately $7.5 million, which will be recognized over the remaining vesting period of these equity awards, which ranges from one month to four years, subject to adjustment based on estimated forfeitures.

The total estimated acquisition consideration used in preparing the unaudited pro forma condensed combined financial statements is as follows (in thousands):

Acquisition Consideration:
Cash	$180,000
Sierra Monolithics unvested stock options exchanged for 670,000 Semtech stock options	458

Total estimated acquisition consideration	$180,458

In connection with the acquisition, Semtech has granted 551,000 restricted stock unit awards to Sierra Monolithic employees which will vest over a four year period and performance units awards for a maximum number of 135,500 shares of Semtech’s common stock to be earned based upon meeting certain performance conditions over a two year period. The total value of such awards is approximately $11.5 million as of the acquisition date and will be recognized as compensation expense in future periods based on the number of shares that are expected to vest (subject to adjustment based on estimated forfeitures and the likelihood of meeting performance criteria for awards that are subject to such conditions).

Under the acquisition method of accounting, the total estimated acquisition consideration is allocated to the acquired tangible and intangible assets and assumed liabilities of Sierra Monolithics based on their estimated fair values as of the acquisition date. Any excess of the acquisition consideration over the fair value of assets acquired and liabilities assumed is allocated to goodwill. For the purposes of the unaudited pro forma combined condensed financial statements, Semtech has made a preliminary allocation of the acquisition consideration as of October 25, 2009 as follows (in thousands):

Net tangible assets acquired	$11,932
Deferred tax assets	16,231
Deferred tax liabilities	(33,285)
Amortizable intangible assets:
Current technology	59,900
Customer relationships	12,100
In-process research and development	10,300
Goodwill	103,280

Total preliminary acquisition consideration allocation	$180,458

Approximately $72.0 million has been preliminarily allocated to amortizable intangible assets acquired. The amortization related to the preliminary fair value of amortizable intangible assets is reflected as a pro forma adjustment to the unaudited pro forma combined condensed statements of operations. Semtech expects to amortize these intangible assets on a straight-line basis ranging from two to ten years for current technology and eight to ten years for customer relationships. In-process research and development, with an approximate value of $10.3 million, is recorded at fair value as an indefinite-lived intangible asset at the acquisition date until the completion or abandonment of the associated research and development efforts. Upon completion of development, acquired in-process research and development assets are generally considered amortizable, finite-lived assets.

Goodwill represents the excess of the purchase price of an acquired business over the fair value of the underlying net tangible and intangible assets. Goodwill amounts are not amortized, but rather are tested for impairment at least annually. In the event that Semtech determines that the value of goodwill has become impaired, Semtech will incur an accounting charge for the amount of impairment during the fiscal quarter in which such determination is made.

The final amounts allocated to assets acquired and liabilities assumed could differ significantly from the amounts presented in the unaudited pro forma condensed combined financial statements.

Note 2 - Preliminary Pro Forma and Acquisition Accounting Adjustments

Unaudited Pro Forma Combined Condensed Statements of Operations

a)	To reflect additional compensation expense associated with fair valuing the unvested Sierra Monolithics stock options that were assumed at the time of the acquisition.

b)	To reflect the estimated compensation expense associated with the issuance of the restricted stock units granted to Sierra Monolithics employees in connection with the acquisition.

c)	To eliminate non-recurring acquisition-related costs that have been recorded in Semtech’s historical results through October 25, 2009.

d)	To reflect the amortization of the preliminary fair values of the acquired intangible assets as follows (in thousands):

	Intangible Assets	Estimated Useful Lives (yrs)	Pro Forma amortization for year ended January 25, 2009	Pro Forma amortization for nine months ended October 25, 2009
Current Technology	$59,900	2-10	$7,053	$5,290
Customer Relationships	12,100	8-10	1,357	1,018

	$72,000		$8,410	$6,308

e)	To reflect the estimated decrease in interest income due to the use of Semtech’s cash and cash equivalents and temporary investments to pay the cash consideration based on Semtech’s historical average investment yields of approximately 2.4% for the year ended January 25, 2009 and 0.8% for the nine months ended October 25, 2009.

f)	To reflect the tax effects of the pro forma adjustments b), d), and e) and the historical pre-tax income of Sierra Monolithics at an estimated combined United States federal and state statutory tax rate of 39.0%.

g)	To eliminate the effect of the tax provision that was recorded in Semtech’s historical results through October 25, 2009 associated with its intended repatriation of foreign earnings to partially fund the acquisition. In connection with its pending acquisition of Sierra Monolithics, the Company reviewed its prior assertions regarding the amount of foreign subsidiary earnings that were considered to be permanently reinvested offshore and concluded that $120 million of foreign earnings may no longer be permanently reinvested offshore, as it intends to repatriate foreign earnings to partially fund the acquisition. This change in assertion resulted in a $39.2 million increase in Semtech’s tax provision for the period ended October 25, 2009. The impact of this change in assertion was partially offset by the release of $6.4 million of valuation allowances.

h)	Pro forma basic earnings per share is calculated by dividing the pro forma combined net income by the pro forma weighted average basic shares used in computing net earnings per share. Pro forma diluted earnings per share is calculated by dividing the pro forma combined net income by the pro forma weighted average diluted shares used in computing net earnings per share. A reconciliation of the shares used to calculate Semtech’s historical basic and diluted earnings (loss) per share to shares used to calculate the pro forma basic and diluted earnings per share follows (in thousands):

Year ended January 25, 2009

	Basic	Diluted
Shares used to compute Semtech’s historical earnings per share	61,249	61,999
Dilutive effect of assumed stock options	—	126

Shares used to compute pro forma earnings per share	61,249	62,125

Nine months ended October 25, 2009

	Basic	Diluted
Shares used to compute Semtech’s historical loss per share	60,622	60,622
Vesting of restricted stock units issued to Sierra Monolithics employees	138	138
Dilutive effect of Semtech’s equity incentive plans due to pro forma net income	—	414
Dilutive effect of assumed stock options	—	317

Shares used to compute pro forma earnings per share	60,760	61,491

Unaudited Pro Forma Combined Condensed Balance Sheet

i)	To reflect the use of Semtech’s cash and cash equivalents and temporary investments to fund the cash portion of the acquisition consideration.

j)	To reflect an adjustment of the historical Sierra Monolithics inventories to estimated fair value. Because this adjustment is directly attributed to the transaction and will not have an ongoing impact, it is not reflected in the unaudited pro forma combined condensed statement of operations. However, this inventory adjustment will impact Cost of Sales subsequent to the consummation of the transaction.

k)	To reflect the value of Sierra Monolithics’ net operating losses related to equity compensation deductions that were not previously recognized by Sierra Monolithics and to reflect the tax-deductible portion of transaction costs incurred by Sierra Monolithics.

l)	To reflect the preliminary goodwill resulting from the acquisition. See also Note 1 for a more detailed discussion.

m)	To reflect the preliminary estimated identifiable intangible assets, which include current technology, customer relationships, and in-process research and development. See also Note 1 for a more detailed discussion.

n)	To reflect the estimated transaction costs incurred by Sierra Monolithics in connection with the acquisition.

o)	To reflect the estimated transaction costs incurred by Semtech subsequent to October 25, 2009 that will be recognized in Semtech’s financial statements post-acquisition in the period they are incurred.

p)	To adjust certain liability balances of Sierra Monolithics, including certain advance receipts for research and development services and deferred revenue, to preliminary estimated fair values.

q)	To reflect a $33.3 million deferred tax liability related to the purchase price basis adjustments including intangible assets, inventory and certain liability balances at an estimated statutory tax rate of 39%, and a related reclassification of $14.9 million of Semtech and Sierra Monolithics historical long-term deferred tax assets against this amount.

r)	To reflect the elimination of the historical convertible preferred stock and equity balances of Sierra Monolithics.

s)	To reflect the fair value of a portion of the assumed Sierra Monolithics’ stock options that were included as part of the consideration transferred. See also Note 1 for a more detailed discussion.